UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	October 31, 2008

Allegiant Travel Company
__________________________________________
(Exact name of registrant as specified in its charter)

Nevada	001-33166	20-4745737
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

8360 S. Durango Drive, Las Vegas, Nevada		89113
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	702-851-7300

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On October 31, 2008, Allegiant Air, LLC, a wholly-owned subsidiary of Allegiant Travel Company (the "Company"), and Harrah’s Operating Company, Inc. ("Harrah’s") entered into an Air Transportation Charter Agreement. Under the Agreement, the Company is to provide charter services for Harrah’s to and from Tunica, Mississippi, Reno, Nevada and Laughlin, Nevada. The agreement supersedes the Company’s existing agreements with Harrah’s and its affiliated entities effective as of January 1, 2009. The Company will devote three MD-87 aircraft to the operations under the Agreement and Harrah’s will guarantee a minimum amount of flying during the term of the Agreement. The Company currently expects that the overall level of flying activity under the new contract will be approximately equal to the amount of service the Company performs under its existing contracts with Harrah’s and its affiliated companies.

Service under the Agreement will begin in January 2009 and will continue for three years, subject to earlier termination by either party. Under the Agreement, Harrah’s will pay the entire fuel cost. As a result, the Company will not recognize revenue or expense related to fuel used under the Agreement.

Any forward-looking statements are based on information available to the Company today and the Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of future events, new information or otherwise.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Allegiant Travel Company

November 6, 2008	By:	/s/ Andrew C. Levy

Name: Andrew C. Levy
Title: Chief Financial Officer